                          SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.

                                     SCHEDULE 13G



                     (under the Securities Exchange Act of 1934)
                                   (Amendment No.)*

                               ABC Rail Products Corp.
                               -----------------------
                                   (Name of Issuer)

                             Common Stock $0.01 Par Value
                             ----------------------------
                            (Title of Class of Securities)

                                      000752105
                             ----------------------------
                                    (Cusip Number)


Check the following box if a fee is being paid with this statement [    ] .  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                         [Continued on the following page(s)]

                                  Page 1 of 6 pages


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CUSIP NO.    000752105                                    Page  2  of  6  Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      SCHRODER WERTHEIM INVESTMENT SERVICES, INC.  ("SWIS")
       13-2697273
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /

                                                                 (b) /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
--------------------------------------------------------------------------------
NUMBER OF          5   SOLE VOTING POWER
SHARES                 504,400
BENEFICIALLY       ------------------------------------------------------------
OWNED BY           6   SHARED VOTING POWER
EACH                   ----
                   ------------------------------------------------------------
REPORTING          7   SOLE DISPOSITIVE POWER
                       504,400
PERSON             ------------------------------------------------------------
WITH               8  SHARED DISPOSITIVE POWER
                      -----
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       504,400

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.10%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IA
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.    000752105                                    Page  3  of  6  Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SCHRODER CAPITAL MANAGEMENT INTERNATIONAL INC.  ("SCMI INC.")
         13-3048123
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /

                                                            (b) /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      NEW YORK
--------------------------------------------------------------------------------
NUMBER OF     5   SOLE VOTING POWER
SHARES            191,526
              -----------------------------------------------------------------
BENEFICIALLY  6   SHARED VOTING POWER
OWNED BY          ----
              -----------------------------------------------------------------

EACH          7   SOLE DISPOSITIVE POWER
REPORTING         191,526
              -----------------------------------------------------------------
PERSON        8   SHARED DISPOSITIVE POWER
WITH              -----
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       191,526

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       2.31%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IA
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.    000752105                                    Page  4  of  6  Pages

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      SCHRODER CAPITAL MANAGEMENT INTERNATIONAL LTD.  ("SCMI LTD.")
      (NO IRS IDENTIFICATION NUMBER)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /

                                                            (b) /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED KINGDOM
--------------------------------------------------------------------------------
NUMBER OF     5   SOLE VOTING POWER
SHARES            12,700
              -----------------------------------------------------------------
BENEFICIALLY  6   SHARED VOTING POWER
OWNED BY          ----
              -----------------------------------------------------------------
EACH          7   SOLE DISPOSITIVE POWER
REPORTING         12,700
              -----------------------------------------------------------------
PERSON        8   SHARED DISPOSITIVE POWER
WITH              -----
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,700

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.15%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
       IA
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!

Cusip #    000752105                                          Page 5 of 6 Pages


                                     SCHEDULE 13G

ITEM 1 (a):   NAME OF ISSUER:

              ABC Rail Products Corp.

ITEM 2 (b):   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES;

              ABC Rail Products Corp.
              200 South Michigan Avenue, Suite 1300
              Chicago, IL  60604-2402

ITEM 2 (a):   NAME OF PERSON FILING:

              See Item 1 of the Cover Page attached hereto

ITEM 2 (b):   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              787 Seventh Avenue -34th Floor
              New York, NY  10019

ITEM 2 (c):   CITIZENSHIP:

              See Item 4 of Cover Page attached hereto

ITEM 2 (d):   TITLE OF CLASS OF SECURITIES:

              See Cover Page attached hereto

ITEM 2 (e):   CUSIP NUMBER:

              See Cover Page attached hereto

ITEM 3:  TYPE OF REPORTING PERSON:

              See Item 12 of Cover Page attached hereto

ITEM 4:  OWNERSHIP:

    (a)  See Item 9 of the Cover Page attached hereto

    (b)  PERCENT OF CLASS:  See Item 11 of the Cover Page attached hereto

    (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of the Cover Page attached hereto.

Cusip #    000752105                                          Page 6 of 6 Pages


                                     SCHEDULE 13G


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         SWIS, SCMI Inc. and SCMI Ltd. are registered investment advisers and affiliates. SWIS, SCMI Inc. and SCMI Ltd. do not affirm group status.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10. CERTIFICATION:

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February 4, 1997  By:         Schroder Wertheim Investment Services, Inc.
                        Signature:   /s/  Anita L. Whelan
                                    -------------------------------------------
                        Name/Title:  Anita L. Whelan / Vice President